UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

FirstEnergy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(The following letter will be mailed by FirstEnergy Corp. to certain institutional holders of its common stock)
Anthony J. Alexander Letterhead
April 26, 2011
Dear Shareholder:
     This is an exciting time for your Company. In 2010, we strengthened FirstEnergy’s financial and operating position, achieved significant growth in our competitive subsidiary, and laid the groundwork for the successful completion of a merger that will be the foundation for our future growth.
     Today, we are a premier regional energy provider that is stronger, more flexible, and better-equipped to meet the challenges that lie ahead. We will continue to operate the Company with a focus on our core businesses and a commitment to operational excellence, financial discipline, and retail sales growth — the same approach that has helped us deliver solid results, even during the current soft economy.
     Financial highlights in 2010 include generating nearly $3.1 billion in cash from operations, and increasing liquidity by more than $400 million. We also reduced debt by more than $500 million.
     And, through our merger with Allegheny Energy, we have increased your Company’s utility customer base by 35 percent and our generating resources by 70 percent.
     Our strong financial performance once again earned our Company recognition from Public Utilities Fortnightly magazine. In 2010, the publication recognized FirstEnergy as one of the perennial leaders in their annual survey and ranked FirstEnergy thirteenth in its list of the nation’s 40 Best Energy Companies.
     Based on the fact that our Directors and management team have provided outstanding leadership in support of our ongoing success, I ask that you vote in favor of our Director nominees (Item 1) and also support our management proposals (Items 2-5) as further described in our proxy statement.
     I appreciate your support of FirstEnergy and our leadership team. If you would like to discuss this matter, or any other issue regarding our Annual Meeting, please feel free to contact our Vice President and Corporate Secretary Rhonda Ferguson, at 330-384-5620.
Sincerely,
/s/ Anthony J. Alexander

IMPORTANT INFORMATION
FirstEnergy Corp. (“FirstEnergy”) filed a definitive proxy statement in connection with its 2011 annual meeting of shareholders with the Securities and Exchange Commission on April 1, 2011. FIRSTENERGY SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of FirstEnergy’s definitive proxy statement and any other documents filed by FirstEnergy with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of FirstEnergy’s definitive proxy statement are also available for free at FirstEnergy’s Internet website at www.firstenergycorp.com/ir or by writing to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890.
INFORMATION REGARDING PARTICIPANTS
Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of FirstEnergy’s shareholders is available in FirstEnergy’s definitive proxy statement filed with the Securities and Exchange Commission on April 1, 2011.